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                                                                   EXHIBIT 10.49



                                                                   June 26, 1998



Roger Newton, Ph.D.
1425 Bardstown Trail
Ann Arbor, MI 48105

                                    Re:  "Esperion Therapeutics, Inc."


Dear Roger,

On behalf of the founders and prospective venture investors of Esperion Therapeutics, Inc. (hereinafter, "Esperion" or "The Company"), I am very pleased to propose a means of working with you in the organization of the Company and for recruiting you to be the CEO. The following represent a series of proposed terms:

     1. The position is President, Chief Executive Officer, and a member of the Board of Directors of the Company.

     2. Cash compensation will consist of a base salary of $200,000 per year plus a bonus of up to 30% of the base salary. The magnitude of the bonus, if any, will be determined by the Company's Board of Directors, based upon achievement of a series of mutually agreed upon performance milestones. A proposed series of milestones is contained in Exhibit A to this letter.

     3. A benefits package will be provided to you which is equivalent to that offered to any other member of the senior management team of the Company, including health benefits. The details of the benefits package will be worked out between you, other members of the startup management team, and the Company's Board of Directors.

     4. A performance review will be conducted on an annual basis, which will include a determination of potential adjustment of base salary, along with bonus. Also to be considered by the Board of Directors on an annual basis will be the grant of incentive stock options, in recognition of your performance for the preceding year.

     5. You will be provided 800,000 shares of common stock, representing 20% of the Company's outstanding stock prior to the infusion of venture capital (i.e., 4 million shares) inclusive of a pool of as yet unallocated shares (i.e., management pool) which is satisfactory in magnitude to the Company's prospective investors. You will acquire these shares in the form of founder's stock, purchased at $0.001 per share. These shares will be subject to a repurchase agreement between you and the Company, which provides for the functional equivalent of a four-year vesting schedule. These shares will be subject to repurchase by the Company at your cost, with such right lapsing ratably on a quarterly basis over four years (i.e., at a rate of 50,000 shares per quarter).

     6. As a means of assisting you in your tax liability associated with the exercise of your WLA options, the Company will provide you with a one time signing bonus of 25% of the value of your tax liability in cash, and a loan in the amount of 25% of the value of your tax liability. The remaining 50% of the tax obligation, in any event, will be your responsibility. The loan will be for four years, bearing an interest rate of 1% over prime, with one fourth of the aggregate principal and interest payments forgiven on each anniversary of your employment subject to your continued employment with the Company. If your employment with the Company is terminated, all of the remaining principal and accrued interest on the outstanding balance will be due immediately.


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     7.  In the event that your employment with the Company is terminated by the
         Company for reasons other than cause, you will be provided a severance package of 6 months of salary, with continuation of benefits during this period, and the Company will provide accelerated vesting such that 25% of your as yet unvested founders' stock and options will immediately vest. In the event that you become disabled with a catastrophic illness, or decease while a full-time employee of the Company, you will receive the same continuation of salary and benefits for your family, along with the accelerated vesting of the 25% of the aggregate of your then unvested founders' stock and options. If you terminate your employment with the Company voluntarily, you will forfeit the severance package, as well as any of your unvested stock, or stock options. With respect to any vested options, in the event that you voluntarily terminate your employment with the Company, you will have 90 days to exercise these options, or otherwise they will be forfeited.

     8. You will be asked to execute a standard confidentiality and patent assignment agreements. You will also agree that in the event that you sever your relationship with the Company, for a period of 12 months, you will not engage in professional activity which will be directly competitive with the business of the Company (anti-atherosclerosis drug discovery and development). In the event of involuntary termination for other than cause, your non-compete obligation will be waived.

If the terms of this proposal are acceptable, please so indicate by executing on the line provided below.

I look forward to working with you on building a successful venture which will be a dominant player in the development of therapeutic agents which can safely and effectively intervene in atherosclerosis, and related metabolic diseases.

                                   Sincerely,




                                   David I. Scheer


cc:  Annie Lamont/Oak Investment Partners
     Christopher Moller/TL Ventures




ACCEPTED AND AGREED TO:

/s/ Roger S. Newton             7/6/98
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Roger Newton, Ph.D.               Date
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                             Appendix A. Milestones



 1.     Complete an updated business plan.

 2.     Complete the recruitment of key members of the startup management team.

 3. Identify and secure in the form of lease and improvements, facilities for the Company.

 4.     Complete the initial financing of the Company.

 5. Recruit a finance and administration resource, and install financial controls and reporting system.

 6. Demonstrate diligence on the development plan of the Company's lead product.

 7. Identify and integrate other desirable projects which are of value either in product, technology, or business development.

 8.     Prepare and achieve ratification of a business development strategy.

 9.     Secure a corporate partner for one or more projects.

10.     Identify and recruit members of the Company's Scientific Advisory Board.

11.     Identify and recruit (if needed) additional outside Board members.